Don’t Be Fooled By The Verso Board… Verso Needs Change! Verso has presented a false narrative of Atlas and Blue Wolf attempting to facilitate a combination of Twin Rivers and Verso Verso’s touted performance is not what it seems Our nominees are highly-qualified independent thinkers, endorsed publicly by stockholders owning 17% of Verso’s shares Verso’s statements to the contrary are pure noise – plain and simple Verso’s directors and executive officers own less than 1% of Verso’s shares We are NOT trying to derail the sale of the Specialty Mills We merely want more information to allow all stockholders to make an informed decision Verso is playing games and mischaracterizing history – the facts speak for themselves It is disingenuous for the Board to be touting its corporate governance practices, when any improvements were undertaken only after we nominated directors Similarly, the Board now promises to review its compensation practices only after we highlighted their excessive compensation BOTTOM LINE – VOTE “FOR” OUR HIGHLY QUALIFIED NOMINEES – SEAN ERWIN, JEFFREY KIRT AND TIMOTHY LOWE – ON THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR INVESTMENT EXHIBIT A

Verso Has Been Misleading Stockholders About Atlas/Blue Wolf’s Offers For Verso and Inclusion of Twin Rivers Atlas’ net position in Twin Rivers is substantially less than Atlas’ net position in Verso, yet the Board would have you believe that we are seeking to elect directors at Verso to enhance our investment in Twin Rivers, which is just not the case Atlas and Blue Wolf’s initial proposal to Verso was not “unsolicited” as it occurred after the Company announced its first review of strategic alternatives and Atlas was approached by Verso’s advisors Verso’s advisors encouraged the introduction of Twin Rivers into the transaction that was being mutually negotiated in 2018 Atlas and Blue Wolf have NOT discussed a transaction involving Twin Rivers with Verso since 2018 and have explicitly told Verso that a transaction with Twin Rivers is off the table After announcement of the Company’s re-review of strategic alternatives and a discussion with Verso and its financial advisor in May 2019, Atlas and Blue Wolf were encouraged by the Company’s advisors to submit a new proposal As described in our proxy statement, we have tried to engage with the Board on multiple offers (including those solicited by the Board and its advisor), to purchase a significant stake, each of which provided total consideration at a meaningful premium to the stock price at the time of the offers BOTTOM LINE – ATLAS AND BLUE WOLF HAVE A SIGNFICANT INVESTMENT IN VERSO AND ARE SEEKING TO ELECT DIRECTORS TO MAXIMIZE VALUE OF VERSO FOR ALL STOCKHOLDERS

Verso’s Claimed Uptick in Performance Since 2017 was Driven by Improved Market Conditions From our perspective: Verso’s improved financial performance is driven by a higher net selling price per ton (“NSP”) as a result of improved market conditions Consistent with prior performance, Verso failed to exercise appropriate cost control and right size their cost structure to match the ongoing sales volume decline Cash cost per ton increased by $47 to $798 per ton in 3Q’19 LTM1 from $751 in 2017 Source: Verso Public Filings 1. Cash cost calculated by subtracting Adjusted EBITDA and SG&A from Net Revenue on a per ton basis. Verso’s False Claim: “Substantially improved Adjusted EBITDA since initiating strategic alternatives process” [in 2017] due to… “executing the right strategy” by… “continue(ing) to reduce manufacturing cost through improved reliability, our operational excellence program and fixed cost management at the mills” BOTTOM LINE – VERSO’S RECENT RESULTS ARE NOT DRIVEN BY THE BOARD’S STRATEGY AND THE COMPANY IS CONTINUING A PATTERN OF UNDERPERFORMANCE DUE TO POOR COST CONTROL Accounting for the increased NSP Verso should have made ~$128 million of additional EBITDA in the 3Q’19 LTM period Verso failed to capture $47 per ton of improvement due to higher costs Moreover, Verso removed their highest cost graphic mill (Luke) in Q2 2019 which should have increased EBITDA, lowered their cost per ton and improved mix across the remaining mills

Verso's 2019 YTD and Third Quarter Results Point Toward Declining Performance Absent Long-Term Strategy

Verso's False Claim: Verso is executing the "right strategy" both before and after the proposed transaction.

- Coated Freesheet and Coated Mechanical decline rate has accelerated in 2019 above 10% YTD[1]
  - Inventory running well above 2018 – inventory ended at $416 million in Q3 2019 vs. $377 million in Q3 2018
  - Declining pricing – Recently, paper NSP has declined from $984 per ton in Q1 2019 to $945 per ton in Q3 2019[2] which may lead to margin erosion and a lower EBITDA
- We believe that Verso will need to balance the market shortly or face significant price erosion
  - Largest players in Coated Freesheet market (including Verso) will face the brunt of the adverse market forces
  - Long-term operating strategy regarding capacity removal or conversions remains unclear

BOTTOM LINE – HISTORICALLY, VERSO HAS NOT EXERCISED MARKET LEADERSHIP OR COST DISCIPLINE WHICH HAS RESULTED IN VOLATILE FINANCIAL RESULTS

1. Source: RISI PaperTrader for Coated Freesheet consumption with industry statistics through October 2019.
2. Source: Verso Corporation Quarterly Earnings presentation for Q3 2019.

ATLAS | HOLDINGS BLUE WOLF 4

Verso’s Board Continues to make Significant Capital Investments without Providing Any Disclosure to Investors Verso’s False Claim: “The Board takes a disciplined approach to capital allocation and is committed to strategically deploying capital to the areas where it believe it can drive the greatest returns for stockholders over the long-term.” Verso’s new board nominees already have declared their intention to pursue more ill-conceived conversions: In their most recent investor presentation, Verso announced that, at the Duluth mill, it had already “started a conversion into recycled packaging and Kraft paper grades” and “will be producing 90,000 tons a year in January 2020.” Furthermore, the Board is considering “a full conversion to make 375,000 tons.” Despite continuing to spend CAPEX on mill conversions, Verso has provided NO clarity or details on the return expectations including failing to respond to investor inquiries on its most recent earnings calls with any substantive responses. Verso only disclosed its intentions regarding the Duluth mill conversion because of the proxy contest, but still continues its pattern of providing ZERO details on return expectations. We would expect the company to disclose: the detailed investment case for the Androscoggin A3 paper machine conversion and a detailed comparison of the actual results to the original investment case before embarking on similar projects, given our belief that the Androscoggin A3 Paper Machine conversion has been a commercial failure. BOTTOM LINE – WE REMAIN SKEPTICAL OF THE MERITS OF THE DULUTH PROJECT, GIVEN THE BOARD’S RECENT TRACK RECORD OF EXECUTING ILL-CONCEIVED CAPITAL PROJECTS, INCLUDING THE ANDROSCOGGIN A3 PAPER MACHINE CONVERSION.

Below is an excerpt from Verso’s proxy statement pertaining to the business plan at Androscoggin: Who Would Spend $95 million of CAPEX in 2020 and 2021 to make $6 million of Free Cash in 2023 and 2024? BOTTOM LINE – DOES THIS CONSITITUTE A “DISCIPLINED APPROACH TO CAPITAL ALLOCATION”? Source: Verso amended proxy statement, dated December 27, 2019

Our Nominees are Highly Qualified – Verso Will Take Any Measures to Mislead Stockholders Sean T. Erwin Nominated due to his extensive management and operating experience, most recently as a CEO and board member of Neenah Paper, a publicly traded specialty materials company organized into two primary businesses: a performance-based technical products business for uses such as graphics and identification, and a premium fine paper and packaging business. Despite this fact, Verso notes that Mr. Erwin “is not additive to the Verso nominees”. We ask, how is a highly-qualified nominee of one of the Company’s largest stockholders not additive to the board that consists of 4 new independent nominees? Further, the Board’s lack of meaningful consideration of Mr. Erwin for the Board when they were first presented with him as a nominee 6 months ago suggests the Board was never willing to consider the Atlas and Blue Wolf nominees despite their stellar credentials. Jeffrey E. Kirt Nominated due to his extensive experience investing in companies in turnaround situations, including as a partner at Oak Hill Advisors, a leading alternative investment firm that focuses on distressed credit related investments. Verso’s characterization of Mr. Kirt’s involvement in a “failed attempt” to be elected to another board is FALSE. Atlas submitted paperwork to nominate directors at Horizon Global Corporation at the request of Horizon’s management in 2019, including Mr. Kirt. Horizon’s Board was consensually determined without the need for an extended and expensive proxy fight. Timothy Lowe Nominated due to his extensive operating and management experience, including excellent leadership at companies Atlas/Blue Wolf have invested in, Twin Rivers Paper Company and Northern Resources Paper Corp., both of which are paper and pulp companies that underwent successful turnarounds with Mr. Lowe at the helm. While Verso and Twin Rivers are both in the paper and pulp industry, they are not direct competitors and have only de minimis overlap in limited business lines. Atlas and Blue Wolf believe all stockholders should benefit from the value of Mr. Lowe’s vast and relevant operating experience. Additionally, Verso mischaracterized the labor discussions, which were in fact, collaborative and among Mr. Lowe, Verso’s CEO, other members of Verso management and the USW union. BOTTOM LINE - WE BELIEVE THAT ALL OF OUR NOMINEES ARE INDEPENDENT THINKERS THAT WILL CONTRIBUTE TOWARD THE DEVELOPMENT OF A VIABLE LONG-TERM STRATEGY TO REPOSITION AND OPERATE VERSO FOR THE BENEFIT OF ALL STOCKHOLDERS.

Significant Questions Remain about the Proposed Specialty Mills Transaction Verso’s Board has falsely claimed that Atlas wants to derail the transaction, which is simply not the case We currently intend to “Abstain” from voting on the transaction, until we believe that stockholders have been provided with the necessary information to make an informed decision Atlas’s lawsuit against Verso has resulted in greater disclosure with respect to the sale of the Specialty Mills (e.g., term sheet for pulp supply contract) Despite the additional disclosures, significant questions remain regarding the ultimate value for stockholders, which the Board should answer We continue to be confused by the net proceeds to the shareholders from the transaction of $225 million, as there appears to be $57 million of undisclosed cash leakage Why would a Company that is “debt free” not distribute all of the cash from the transaction? We need additional information to understand the actual value of the reduction in pension liabilities – the net present value of the reduction in the required cash contributions may be significantly less than the “headline” value BOTTOM LINE – THE BOARD HAS FAILED TO ANSWER SIMPLE, YET IMPORTANT, QUESTIONS ABOUT THE TRANSACTION AND ONLY DISCLOSED ADDITIONAL INFORMATION AS A RESULT OF OUR LAWSUIT AND CAMPAIGN TO ELECT DIRECTORS Source: Verso amended proxy statement, dated December 27, 2019

We Believe Verso’s Actions and Mischaracterizations Prove the Board is Playing Games Verso’s Board has repeatedly mischaracterized the settlement discussions Verso insisted on restricting Atlas and Blue Wolf from discussing the sale of the Specialty Mills with other stockholders – despite Atlas and Blue Wolf’s many open questions on the transaction. As Verso and Atlas were discussing a settlement, Verso ended discussions by immediately announcing the appointment of two new directors – the only reasonable conclusion is that the settlement discussions were not genuine on Verso’s part and designed to trick stockholders. Verso’s Board previously delayed the annual meeting to January 21, 2020 (16 months after the 2018 annual meeting) and contemplated a special meeting on the transaction subsequent to the annual meeting. The Company filed a preliminary proxy statement on December 19, 2019 with an annual meeting date of January 21st and three days later (on December 23rd) announced the new meeting date of January 31st. The only incumbent directors that would not benefit from the decision to further delay the election of directors to January 31, Alan Carr and Eugene Davis, recused themselves from such decision. We believe the combination of the annual meeting and the special meeting is yet another example of gamesmanship by Verso. Combining the meetings only serves to disenfranchise stockholders by rushing the vote on the sale of the Specialty Mills before adequate disclosure is available. BOTTOM LINE – THE BOARD’S ACTIONS AND BLATANT MISREPRESENTATIONS SPEAK FOR THEMSELVES AND ILLUSTRATE THAT MEANINGFUL CHANGE IS NEEDED AT THE COMPANY

Verso Continues a Pattern of Corporate Governance Failures and Disingenuous Actions (Page 1 of 2) Verso’s Board has tried to imply that Atlas and Blue Wolf have exhibited a “disregard for good corporate governance” in another attempt to mislead stockholders, when in reality the Board had demonstrated little or no interest in pursuing corporate governance improvements until AFTER we proposed a competing slate of directors for election. Such governance failures include: The Board took over a year to pursue stockholder-friendly governance changes that were highlighted when 38.3% to 53.7% of the votes cast in the election of directors at the 2018 annual meeting withheld support from the Board’s four non-executive directors; The Board awarded itself excessive director compensation as compared to companies of a much larger size and says it will review compensation AFTER the annual meeting; The Board engaged in a “Strategic Review Process” without announcement of a transaction for over two years (i.e., not until after our competing director slate was proposed for election); BOTTOM LINE – GOVERNANCE PROPOSALS AND NEW BOARD APPOINTEES ARE REACTIVE, DESPERATE ACTIONS BY AN ENTRENCHED BOARD AND A CLASSIC CASE OF “TOO LITTLE, TOO LATE”. ASK YOURSELVES, IF NOT FOR ATLAS, WOULD VERSO HAVE DONE ANYTHING???

Verso Continues a Pattern of Corporate Governance Failures and Disingenuous Actions (Page 2 of 2) The Board has provided little transparency regarding the terms of the proposed sale of the Specialty Mills and the expected use of proceeds, but expects stockholders to make an uninformed decision with respect to the proposed sale on January 31st, absent of the additional disclosure we have repeatedly asked for; The Board violated Delaware law by failing to hold the 2019 Annual Meeting of Stockholders until January 2020 – nearly 16 months after the last annual meeting of stockholders; Verso’s proxy statement clearly shows that with the delay, the Board rushed to “pack the board” by nominating five directors in a compressed time period to preserve their self-interests, rather than including any of the highly-qualified nominees proposed by one of the Company’s largest stockholders; Verso’s disclosure makes it crystal clear that if stockholders vote against the Stockholder Rights Plan, the Board will retain discretion to not terminate the poison pill: this is a “straw man” vote; and The newly reconstituted Board (including supposed corporate governance experts) has touted including a proposal to implement majority voting in the election of directors, but made NO RECOMMENDATION ON THIS GLOBALLY ACCEPTED GOVERNANCE FEATURE BOTTOM LINE – GOVERNANCE PROPOSALS AND NEW BOARD APPOINTEES ARE REACTIVE, DESPERATE ACTIONS BY AN ENTRENCHED BOARD AND A CLASSIC CASE OF “TOO LITTLE, TOO LATE”. ASK YOURSELVES, IF NOT FOR ATLAS, WOULD VERSO HAVE DONE ANYTHING???

Conclusion – Actions of Incumbent and New Board Members Reinforce The Need for Significant Change Our highly-qualified Nominees are independent thinkers who will bring necessary skills to the Board and look out for the interests of all stockholders.  We are extremely grateful for the overwhelmingly positive response from all actively-managed funds that we have spoken to, including those that have publicly issued statements of support.  To fix Verso we need to remove: Steven Scheiwe and Jay Shuster: Two Incumbent Directors that have presided over a period of numerous stockholder unfriendly actions, while acting in their own interests and overcompensating themselves. Nancy Taylor:  Currently the Chair of Lumber Liquidators, a company whose stock has significantly decreased since she took this role. Additionally, she has been facing a stockholder campaign asking her to resign, but there is a staggered board at Lumber Liquidators preventing an election campaign to remove her from office.  BOTTOM LINE –VOTE “FOR” SEAN ERWIN, JEFFREY KIRT AND TIMOTHY LOWE ON THE BLUE PROXY CARD TO ELECT OUR NOMINEES

The Annual Meeting of Stockholders of Verso Corporation is finally approaching. Protect the value of your investment by voting the BLUE card today FOR the election of Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe! You can vote by any of the following three methods: VOTE BY INTERNET – www.proxyvote.com Use the Internet to submit your voting instructions, using the 16-digit control number appearing on the enclosed BLUE voting instruction form VOTE BY PHONE – 1 (800) 454-8683 Submit your voting instructions by touch-tone telephone, using the 16-digit control number appearing on the enclosed BLUE voting instruction form VOTE BY MAIL – simply complete, sign and return the BLUE voting instruction form using the enclosed return envelope If you have any questions or need assistance voting your shares, please contact Harkins Kovler, LLC Toll-Free at: 1 (877) 339-3288 or Email: VRS@HarkinsKovler.com Additional Information can be found at: www.fixverso.comThe Annual Meeting of Stockholders of Verso Corporation is finally approaching. Protect the value of your investment by voting the BLUE card today FOR the election of Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe! You can vote by any of the following three methods: VOTE BY INTERNET – www.proxyvote.com Use the Internet to submit your voting instructions, using the 16-digit control number appearing on the enclosed BLUE voting instruction form VOTE BY PHONE – 1 (800) 454-8683 Submit your voting instructions by touch-tone telephone, using the 16-digit control number appearing on the enclosed BLUE voting instruction form VOTE BY MAIL – simply complete, sign and return the BLUE voting instruction form using the enclosed return envelope If you have any questions or need assistance voting your shares, please contact Harkins Kovler, LLC Toll-Free at: 1 (877) 339-3288 or Email: VRS@HarkinsKovler.com Additional Information can be found at: www.fixverso.com

IMPORTANT INFORMATION On December 31, 2019, Lapetus Capital II LLC (“Lapetus”), together with the other participants in Lapetus’ proxy solicitation (the “Participants”), filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the 2019 annual meeting of stockholders of Verso Corporation (the “Company”). LAPETUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement and a form of proxy is available to stockholders of the Company at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request by contacting Lapetus’ proxy solicitor Harkins Kovler, LLC by telephone at the following numbers: 1 (212) 468-5380 (banks and brokers call collect) or toll-free at 1 (877) 339-3288. Cautionary Statement Regarding Forward-Looking Statements The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. IMPORTANT INFORMATION On December 31, 2019, Lapetus Capital II LLC (“Lapetus”), together with the other participants in Lapetus’ proxy solicitation (the “Participants”), filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the 2019 annual meeting of stockholders of Verso Corporation (the “Company”). LAPETUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement and a form of proxy is available to stockholders of the Company at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request by contacting Lapetus’ proxy solicitor Harkins Kovler, LLC by telephone at the following numbers: 1 (212) 468-5380 (banks and brokers call collect) or toll-free at 1 (877) 339-3288. Cautionary Statement Regarding Forward-Looking Statements The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.